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Exhibit 99

NEWS RELEASE
CSL03006	04/14/03

(CSL) Carlisle Companies Reports 33% Increase in Net Income on Record First Quarter Sales

        CHARLOTTE, NORTH CAROLINA, April 14, 2003...Carlisle Companies Incorporated (NYSE:CSL) reported first quarter net earnings of $17.1 million, or $.56 per share (diluted) on record first quarter net sales of $476 million. Net sales in the first quarter 2002 were $455 million. First quarter 2003 net earnings were 33% above the $12.8 million, or $.42 per share (diluted), realized in the first quarter 2002, before the impact of a change in accounting principle required under SFAS 142. The implementation of SFAS 142 in 2002 resulted in a $43.8 million (net of income tax) reduction in the carrying value of goodwill and a charge to net earnings of $1.43 per share (diluted). The change in accounting principle, which was effective January 1, 2002, resulted in a net loss of $(31.0) million or $(1.01) per share in the first quarter 2002.

        The Construction Materials segment accounted for most of the increase in net sales and included $10 million of incremental sales from the acquisition of MiraDri in October 2002 and Hunter Panels in March 2002. Most of the improvement in the first quarter 2003 net earnings was generated by the Industrial Components and General Industry segments.

        Richmond McKinnish, Carlisle's President and CEO said, "The first quarter results were in line with our expectations and reflect the actions taken in 2002 to improve performance. We reaffirm our 2003 net earnings guidance of $2.60 to $2.80 per share provided in February of this year."

Segment Highlights

        The Industrial Components segment first quarter net sales of $165 million were 4% above the first quarter 2002 net sales of $159 million. First quarter 2003 net sales at Carlisle Tire & Wheel Company were 11% higher than in 2002 with most of the increase occurring in the lawn and garden, and ATV markets. Carlisle Power Transmission's net sales were below its first quarter 2002 net sales primarily as a result of selling its European power transmission business in December 2002. First quarter 2003 earnings before interest and taxes ("EBIT") of $19.1 million was 14% above the $16.8 million realized in the first quarter 2002, as a result of continued improvements at Carlisle Tire & Wheel Company.

        Construction Materials net sales of $98 million in the first quarter 2003 were 16% above the first quarter 2002 as a result of acquisitions completed in March and October of 2002 and growth in private label sales and the residential rubber tile roofing business. Acquisitions accounted for 75% of the increase in net sales. First quarter 2003 EBIT of $6.3 million was 19% below the first quarter 2002 EBIT. Lower earnings at Carlisle's roofing joint venture in Europe accounted for most of the decrease in segment EBIT.

        Automotive Components net sales of $56 million in the first quarter were down 11% from $63 million realized in the first quarter 2002. The decline in net sales reflects lower North American vehicle production at the major automotive manufacturers that are supplied by Carlisle Engineered Products. Segment EBIT of $3.1 million decreased 24% from the first quarter 2002. The decline is the result of lower sales and reduced production levels.

        Beginning in the first quarter 2003, Carlisle's custom molder of thermoset plastic components is included in the Specialty Products segment to reflect a change in reporting responsibilities and the realignment of operations. This operation was previously included in the General Industry (All Other) segment. The 2002 segment information has been adjusted to reflect this change. Net sales in the Specialty Products segment of $32 million were 3% above $31 million realized in the first quarter 2002.

Most of the markets served by the operations in this segment continue to remain soft, with some improvement in the heavy industrial friction and consumer product markets. Segment EBIT of $1.4 million compares favorably to the slight loss realized in the first quarter 2002. The unfavorable results in the first quarter 2002 were primarily the result of lower production volume and the realignment and start-up of new production facilities at Carlisle Motion Control.

        Transportation Products net sales of $28 million were slightly above the first quarter 2002 net sales in spite of rising fuel costs and the weak economy. EBIT of $0.9 million in the first quarter 2003 was higher than $0.2 million recorded a year ago and reflects the elimination of the unprofitable pneumatic product line and improved production efficiencies.

        General Industry net sales of $96 million were 5% above $91 million recorded in the first quarter 2002, with EBIT of $5.0 million significantly improved from $0.7 million realized in the first quarter 2002. Net sales at the Carlisle Walker Group were 38% above the first quarter 2002 net sales with most of the increase occurring at Carlisle Life Sciences and Johnson Truck Bodies. Carlisle FoodService net sales were 4% above the first quarter 2002 net sales. Net sales at Tensolite were slightly lower than in the first quarter 2002, with improved sales of its HDSI (High-Density Shielded Interconnect) product line and sales of RF flexible cable assemblies offset by the downturn in the commercial aircraft industry. Carlisle Process Systems first quarter 2003 net sales were 21% less than a year ago. Most of the improvement in segment EBIT was generated at the Carlisle Walker Group, Tensolite, and Carlisle Process Systems operations.

Cash Flow

        Cash flow from operations in the first quarter was negative $18.7 million compared to negative $4.2 million in the first quarter 2002. Higher accounts receivable at Carlisle Tire & Wheel and Carlisle SynTec, and higher inventories at Carlisle SynTec accounted for most of the increase in working capital in the first quarter 2003. The increase in receivables from year-end is in line with higher sales, and the increase in inventories is in anticipation of increased sales demand in the second quarter. Capital expenditures of $10.0 million were slightly below $10.8 million in the first quarter of 2002. Total cash flow in the first quarter 2003 was negative $8.4 million, an improvement to the first quarter 2002's negative cash flow of $12.3 million. Free cash flow (cash from operating activities, less dividends, capital expenditures and the effect of the Company's securitization program) was negative $35.3 million and compares to negative free cash flow of $8.0 million in the first quarter 2002.

Reconciliation of Net Cash Used In Operating Activities to Free Cash Flow	1st Qtr. 2003	1st Qtr. 2002
Net Cash Used in Operating Activities	(18.7)	(4.2)
Dividends	(6.6)	(6.4)
Capital Expenditures	(10.0)	(10.8)
Accounts Receivable Securitization Program	0.0	13.4

Free Cash Flow	(35.3)	(8.0)

Backlog

        The March 31, 2003 backlog of $312 million is 16% above $270 million at March 31, 2002 and is above the December 31, 2002 level of $305 million. Most of the increase is at Carlisle Life Sciences, Johnson Truck Bodies and Carlisle Process Systems.

Forward-Looking Statements

        This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company's filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

        Carlisle is a diversified global manufacturing company serving the transportation, construction, commercial roofing, automotive, pharmaceutical, foodservice, data transmission, and specialty tire and wheel industries.

CONTACT:	Kirk F. Vincent Chief Financial Officer Carlisle Companies Incorporated (704) 501-1100 http://www.carlisle.com

CARLISLE COMPANIES INCORPORATED
March 31, 2003

FINANCIAL RESULTS
(In millions, except per share data)

First Quarter

	2003	2002	% Change
Net sales	$475.7	$455.1	5%
Earnings before accounting change	17.1	12.8	33%
Change in accounting principle	—	(43.8)	100%

Net earnings (loss)	$17.1	$(31.0)	155%

Per share amounts before accounting change
Basic earnings per share	$0.56	$0.42	33%
Diluted earnings per share	$0.56	$0.42	33%
Per share amounts after accounting change
Basic earnings per share	$0.56	$(1.01)	155%
Diluted earnings per share	$0.56	$(1.01)	155%
Dividends per share	$0.215	$0.210	2%

2003 SEGMENT FINANCIAL DATA
(In millions)

First Quarter

	2003			2002
	Sales	EBIT	Assets	Sales	EBIT	Assets
Industrial Components	$165.3	$19.1	$455.9	$158.5	$16.8	$508.4
Construction Materials	98.4	6.3	266.6	84.9	7.8	239.9
Automotive Components	56.3	3.1	114.4	62.8	4.1	129.5
Specialty Products*	31.6	1.4	85.8	30.5	—	87.5
Transportation Products	28.1	0.9	54.6	27.6	0.2	57.9
General Industry*	96.0	5.0	310.5	90.8	0.7	312.0

Subtotal	$475.7	$35.8	$1,287.8	$455.1	$29.6	$1,335.2
Corporate	—	(5.5)	75.4	—	(4.9)	40.1

Total	$475.7	$30.3	$1,363.2	$455.1	$24.7	$1,375.3

*
A thermoset plastic molding operation, included in the General Industry segment in 2002, is now included in the Specialty Product segment to reflect changes in reporting responsibility and realignment of manufacturing processes. 2002 has been revised to reflect this change.

CARLISLE COMPANIES INCORPORATED
Comparative Balance Sheet
As of March 31
(In thousands)

	2003	2002
Assets
Current Assets
Cash and cash equivalents	$14,638	$3,289
Receivables	181,458	244,453
Inventories	274,609	246,952
Prepaid expenses and other	66,532	74,071

Total current assets	537,237	568,765

Property, plant and equipment, net	444,998	451,931
Other assets	380,917	354,586

	$1,363,152	$1,375,282

Liabilities and Shareholders' Equity
Current Liabilities
Short-term debt, including current maturities	$79,032	$28,748
Accounts payable	143,734	141,484
Accrued expenses	138,005	116,007

Total current liabilities	360,771	286,239

Long-term debt	292,248	464,122
Other liabilities	143,721	121,107
Shareholders' equity	566,412	503,814

	$1,363,152	$1,375,282

CARLISLE COMPANIES INCORPORATED
Consolidated Statement of Earnings
For the periods ended March 31
(In thousands except per share data)

	First Quarter
			% Change
	2003	2002
Net sales	$475,688	$455,101	4.5%
Cost and expenses:
Cost of goods sold	385,520	371,720	3.7%
Selling and administrative expenses	51,941	51,844	0.2%
Research and development expenses	4,805	5,160	-6.9%
Other (income) & expense, net	3,088	1,639	88.4%

Earnings before interest & income taxes	30,334	24,738	22.6%
Interest expense, net	4,630	5,149	-10.1%

Earnings before income taxes	25,704	19,589	31.2%
Income taxes	8,611	6,758	27.4%

Income before cumulative effect of change in accounting principle	17,093	12,831	33.2%

% of Net Sales	3.6%	2.8%
Cumulative effect of change in accounting principle, net of taxes of $12,072	—	(43,753)

Net income (loss)	$17,093	$(30,922)	155.3%

Basic earnings per share
Income before cumulative effect of change in accounting principle	$0.56	$0.42	32.1%
Cumulative effect of change in acct principle	—	(1.43)

Net income (loss)	$0.56	$(1.01)	155.4%

Diluted earnings per share
Income before cumulative effect of change in accounting principle	$0.56	$0.42	33.3%
Cumulative effect of change in acct principle	—	(1.43)

Net income (loss)	$0.56	$(1.01)	155.4%

Average shares outstanding (000's)—basic	30,608	30,292

Average shares outstanding (000's)—diluted	30,705	30,434

Dividends	$6,561	$6,358

Per share	$0.215	$0.210	2.4%

CARLISLE COMPANIES INCORPORATED
Comparative Consolidated Statement of Cash Flows
For the periods ended March 31
(In thousands)

	First Quarter
	2003	2002
Operating activities
Net earnings	$17,093	$(30,922)
Reconciliation of net earnings to cash flows:
Goodwill impairment, net of tax	—	43,753
Receivables under securitization program	—	(13,362)
Gain on property, equipment and business, net	—	(27)
Depreciation and amortization	15,258	15,406
Loss on equity investments	2,635	1,567
Working capital	(54,468)	(18,777)
Other	750	(1,806)

Net cash used in operating activities	(18,732)	(4,168)

Investing activities
Capital expenditures	(9,982)	(10,757)
Acquisitions, net of cash	(1,494)	(1,026)
Proceeds from sale of property, equipment and business	—	47
Other	1,015	(1,093)

Net cash used in investing activities	(10,461)	(12,829)

Financing activities
Net change in short-term debt and revolving credit lines	25,994	10,848
Reductions of long-term debt	(876)	(412)
Dividends	(6,561)	(6,358)
Treasury shares and stock options, net	979	1,975

Net cash provided by financing activities	19,536	6,053

Effect of currency translation adjustment	1,254	(1,373)

Change in cash and cash equivalents	(8,403)	(12,317)
Cash and cash equivalents
Beginning of period	23,041	15,606

End of period	$14,638	$3,289

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CARLISLE COMPANIES INCORPORATED Comparative Balance Sheet As of March 31 (In thousands)
CARLISLE COMPANIES INCORPORATED Consolidated Statement of Earnings For the periods ended March 31 (In thousands except per share data)
CARLISLE COMPANIES INCORPORATED Comparative Consolidated Statement of Cash Flows For the periods ended March 31 (In thousands)